EXHIBIT 10.16

LICENSE  AGREEMENT dated as of March 21, 2005, between Companhia de Bebidas das Américas - AmBev, a corporation organized under the laws of the Federative Republic of Brazil (“AmBev”), and InBev S.A., a public limited liability company organized under the laws of Kingdom of Belgium (“InBev”).
WHEREAS

(a)  AmBev possesses AmBev Recipes relating to the brewing and production of the AmBev Products and InBev possesses InBev Recipes relating to the brewing and production of the InBev Products;

(b)  AmBev and/or its Affiliates are the owners of the AmBev Marks, and InBev and/or its Affiliates are the owners of the InBev Marks;

(c)  AmBev and InBev desire to enter into this License Agreement for the production, sales and distribution (i) by InBev of the AmBev Products within the InBev Territory, and (ii) by AmBev of the InBev Products within the AmBev Territory;

(d)  AmBev and InBev have the professional expertise and specific qualifications to produce, package, market and distribute, respectively, the InBev Products in the AmBev Territory and the AmBev Products in the InBev Territory;

(e)  AmBev wishes to appoint and InBev wishes to accept the appointment to produce, package, market and distribute the AmBev Products in the InBev Territory;

(f)  InBev wishes to appoint and AmBev wishes to accept the appointment to produce, package, market and distribute the InBev Products in the AmBev Territory;

(g)  AmBev and InBev desire to set forth in this License Agreement their respective rights and obligations in connection with the licensed production, packaging, marketing and distribution of InBev Products in the AmBev Territory and the AmBev Products in the InBev Territory.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  DEFINITIONS. As used herein, the following terms, unless otherwise defined herein, shall have the meanings specified below (equally applicable to both the singular and plural forms):

(a)  “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, provided that (i) with respect to AmBev, its Affiliates shall not include, unless the context otherwise requires, (A) InBev or any other Person that directly or indirectly controls AmBev or (B)  any other direct or indirect subsidiary of InBev that is not also a direct or indirect subsidiary of AmBev, and (ii) with respect to InBev, its Affiliates shall not include, unless the context otherwise requires, AmBev or any direct or indirect subsidiary of AmBev. For purposes of this definition, “control” of a Person means (i) holding an amount of the voting securities or other voting ownership or voting interests sufficient to elect at least a majority of its board of directors or other governing body or (ii) the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)  “AmBev Beer” means any Beer carrying one or more AmBev Marks.

(c)  “AmBev Imported Products” means AmBev Beer produced by AmBev or one of its Affiliates to be marketed, distributed and sold by InBev within the InBev Territory in accordance with the terms of this License Agreement.

(d)  “AmBev Licensed Products” means AmBev Beer produced, packaged, marketed, distributed and sold by InBev within the InBev Territory in accordance with the terms of this License Agreement.

(e)  “AmBev Marks” means all trademarks, service marks or trade names belonging or licensed to AmBev and/or its Affiliates (whether registered or unregistered, or the subject of a pending application or not), as listed on Annex A-1.

(f)  “AmBev Products” means AmBev Imported Products and AmBev Licensed Products.

(g)  “AmBev Recipes” means all of AmBev’s formulae, recipes, processes and specifications specified by AmBev for use by InBev in connection with the production and packaging of AmBev Licensed Products under this License Agreement, including, without limitation, AmBev’s yeast, brewing processes, equipment and material specifications, trade and manufacturing secrets, know-how, scientific and technical information, including, without limitation, as set forth in the current Technical Manual of AmBev (any of which may be modified from time to time by AmBev after consultation with InBev in accordance with Section 3.1).

(h)  “AmBev Territory” means the geographical area of Latin America (excluding Argentina and Cuba), including the duty free customers in such area.

(i)  “Beer” means any fermented alcoholic beverage and other malt based beverages.

(j)  “Budget Year” means: (i) for the year 2005, the period commencing on the date this License Agreement is executed and ending on December 31, 2005; and (ii) for each subsequent year after  2005, the twelve-month period commencing on January 1st  of such year and ending on December  31 of such year; provided, however, that in the event of termination of this License Agreement, the Budget Year shall end on the date of termination.

(k)  “Competitor” means any Person (other than AmBev, InBev and their respective Affiliates) directly or indirectly involved in the production, importation, distribution, marketing, bottling or sale of Beer in the AmBev Territory or InBev Territory, as the case may be.

(1)  “Confidential Information” refers to any data or information (including the Licensor Recipes),  orally, in writing or otherwise disclosed or provided under this License Agreement by or on behalf  of AmBev or InBev, as the case may be, or their respective Affiliates (the disclosing party) to the  other party (the receiving party) which:

(i)  is  described or labeled as such; or
(ii)  the disclosing party informs the receiving party is confidential; or
(iii)  a reasonable third party, in a similar position to the receiving party would treat as and understand to be confidential.

Notwithstanding the foregoing, Confidential Information shall not include information which: (i) has been published or is otherwise in the public domain at the time of disclosure or thereafter, as the case may be (other than as a result of disclosure by the receiving party, its employees, external advisors or agents); (ii) is lawfully in the possession, or is the exclusive property, of the receiving party prior to its disclosure, as evidenced by such party’s written material; (iii) has been lawfully obtained by the receiving party from a third party or third parties who are not prohibited from disclosing it to such party and are not breaching any agreement by disclosing it to such party; or (iv) is independently developed by the receiving party without the benefit of Confidential Information from the disclosing party.

(m)  “Imported Products” means InBev Imported Products or AmBev Imported Products, as context requires.

(n)  “InBev Beer” means any Beer carrying one or more InBev Marks.

(o)  “InBev Imported Products” means InBev Beer produced by InBev or one of its Affiliates to be marketed, distributed and sold by AmBev within the AmBev Territory in accordance with the terms of this License Agreement

(p)  “InBev Licensed Products” means InBev Beer produced, packaged, marketed, distributed and sold by AmBev within the AmBev Territory in accordance with the terms of this License Agreement.

(q)  “InBev Marks” means all trademarks, service marks or trade names belonging or licensed to InBev and/or its Affiliates (whether registered or unregistered, or the subject of a pending application or not), as listed on Annex A-2.

(r)  “InBev Products” means InBev Imported Products and InBev Licensed Products.

(s)  “InBev Recipes” means all of InBev’s formulae, recipes, processes and specifications specified by InBev for use by AmBev in connection with the production and packaging of InBev Licensed Products under this License Agreement, including, without limitation, InBev’s yeast, brewing processes, equipment and material specifications, trade and manufacturing secrets, know-how, scientific and technical information, including, without limitation, as set forth in the current Technical Manual of InBev (any of which may be modified from time to time by InBev after consultation with AmBev in accordance with Section 3.1).

(t)  “InBev Territory” means the geographical area comprised by Europe, Asia, Africa, Cuba and the United States of America, including the duty free customers in such area.

(u)  “Intellectual Property” means all current and future rights and interests related to intellectual property as such term is used and understood in the beer production, marketing and sale industry with respect to the AmBev Products or the InBev Products, as the case may be, or the method of production or advertising and promotion of the AmBev Products or InBev Products, including, but not limited to the Marks, Recipes, Confidential Information (whether disclosed by or on behalf of AmBev, InBev or otherwise) as well as any related patents, copyrights (including copyright rights in the packaging, labeling, ornamentation, advertising and promotional materials and marketing plans for the Products) and also including any other creative materials, works, or efforts created by AmBev or InBev or their Affiliates for use in connection with the AmBev Marks or the InBev Marks, as the case may be, and any derivative works based thereon, in any tangible medium of expression now known or hereinafter devised. Any copyrights and creative materials and the like created by Licensee or its Affiliates for use with the Marks shall be deemed to be the property of

Licensor and Licensee shall execute such assignments as may be reasonably requested by Licensor to effectuate this purpose) and other related intellectual property rights.

(v)  “License Agreement”means this License Agreement dated as of March 21, 2005, between AmBev and InBev, as the same may be amended, modified or supplemented from time to time.

(w)  “Licensed Products” means InBev Licensed Products or AmBev Licensed Products, as the context requires.

(x)  “Licensee” means (i) AmBev (regarding InBev Products) and (ii) InBev (regarding AmBev Products).

(y)  “Licensee Recipes” means AmBev Recipes or InBev Recipes, as the context requires.

(z)  “Licensor” means (i) AmBev (regarding AmBev Products) and (ii) InBev (regarding InBev Products).

(aa) “Licensor Recipes” means AmBev Recipes or InBev Recipes, as the context requires.

(ab) “Marketing Expenditures” means costs of marketing, advertising and promotional activities and brand contribution expenditures (including, without limitation, consumer marketing, trade selling and discounts such as off invoice, bonus stock and volume rebates) related to the Products in the Territory.

(ac) “Marks” means AmBev Marks or InBev Marks, as the context requires.

(ad) “Net Sales” means, for any period, the invoiced gross sales value of Products sold during such period by Licensee and its Affiliates to any third party less returns, discounts, taxes and duties.

(ae) “Parties” means AmBev and InBev, which may also be referred to individually as a “Party”.

(af) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental agency or body or other entity.

(ag) “Products” means Imported Products and Licensed Products.

(ah) “Recipes” means AmBev Recipes and/or InBev Recipes, as the context requires.

(ai) “Territory” means the territory in which Licensee is licensed under this License Agreement (i) to produce, package, market, distribute and sell the Licensed Products and/or (ii) market, distribute and sell the Imported Products.

(aj) “Third Party Products” means any beverage that, as the case may be, either (i) AmBev or any of its Affiliates or (ii) InBev or any of its Affiliates directly or indirectly, produces, bottles or sells under third party trademarks, trade names or service marks as of the date of this License Agreement.

2.  SCOPE—EXCLUSIVITY

2.1 General

AmBev hereby grants to InBev, on the terms and conditions set forth in this License Agreement, the exclusive right to, either directly or through any Affiliate of InBev, (i) produce, package,

market, distribute and sell the AmBev Licensed Products in the InBev Territory and (ii) market, distribute and sell the AmBev Imported Products in the InBev Territory. Neither AmBev nor any of its Affiliates during the term of this License Agreement shall grant to any Person other than InBev any such right, except for any such rights granted pursuant to agreements to which AmBev or its Affiliates are parties as of the date of this License Agreement. InBev hereby grants to AmBev, on the terms and conditions set forth in this License Agreement, the exclusive right to, either directly or through any Affiliate of AmBev, (i) produce, package, market, distribute and sell the InBev Licensed Products in the AmBev Territory and (ii) market, distribute and sell the InBev Imported Products in the AmBev Territory. Neither InBev nor any of its Affiliates during the term of this License Agreement  shall grant  to  any Person other  than  AmBev  any  such right, except  for any such rights granted pursuant to agreements to which InBev or its Affiliates are parties as of the date of this License Agreement.

2.1.1 The Parties agree that sales of InBev Beer into Canada and of Labatt Brewing Co.’s Beer into  the United States of America are currently regulated by separate arrangements and therefore are not subject to the provisions of this License Agreement. The Parties agree to discuss the possibility of amending such arrangements so as to cause their commercial terms (except transfer price and royalties) to be consistent with the provisions of Sections 3 to 11 of this License Agreement.

2.2 Enforceability

The exclusive right granted by AmBev to InBev pursuant to Section 2.1 is valid and effective as of the date of this License Agreement. The exclusive right granted by InBev to AmBev pursuant to Section 2.1 shall be valid and effective upon the date mutually agreed in writing between AmBev and InBev.

2.3 Sales Outside the Territory

With the exception of any  collaboration agreed to in writing between AmBev and InBev in the markets outside the AmBev Territory, AmBev or its Affiliates will not, subject to applicable law:

(a) directly or indirectly engage in sales or otherwise dispose of the InBev Products outside of the AmBev Territory;

(b) establish any branch or maintain any distribution depot for the sale of the InBev Products outside the AmBev Territory; or

(c) sell, distribute or resell the InBev Products to a purchaser located in the AmBev Territory if AmBev knows or reasonably should know that such purchaser intends to directly or indirectly sell, distribute or resell the InBev Products outside the AmBev Territory.

With the exception of any collaboration agreed to in writing between AmBev and InBev in the markets outside the InBev Territory, InBev or its Affiliates will not, subject to applicable law:

(a) directly or indirectly engage in sales or otherwise dispose of the AmBev Products outside of the InBev Territory;

(b) establish any branch or maintain any distribution depot for the sale of the AmBev Products outside the InBev Territory; or

(c) sell, distribute or resell the AmBev Products to a purchaser located in the InBev Territory if InBev knows or reasonably should know that such purchaser intends to directly or indirectly sell, distribute or resell the AmBev Products outside the InBev Territory.

2.4 Non Compete

(a) During the term of this License Agreement, AmBev shall not, on its own behalf or in combination with others or through any Affiliate, produce, package, market, distribute, sell or resell (or have any interest in the production, packaging, bottling, marketing, distribution, sale or resale of) any other competing beer (“competing beer”, as used herein, means European premium branded beer) in the AmBev Territory, except for products owned by AmBev, brewing and/or packing of Third Party Products and distribution of Third Party Products that AmBev or any of its Affiliates distributes in its own distribution centers. During the term of this License Agreement, InBev shall not, on its own behalf or in combination with others or through any Affiliate, produce, package, market, distribute, sell or resell (or have any interest in the production, packaging, bottling, marketing, distribution, sale or resale of) any other competing beer (“competing beer”, as used herein, means Latin American premium branded beer) in the InBev Territory, except for products owned by InBev, brewing and/or packing of Third Party Products and distribution of Third Party Products that InBev or any of its Affiliates distributes in its own distribution centers.

(b) During the term of this License Agreement, in addition to its other covenants set forth herein, and subject to applicable law, AmBev or its Affiliates, (i) shall not, directly or indirectly, distribute, import, produce or sell any Beer in the InBev Territory (other than the AmBev Products as contemplated by this License Agreement or any Beer that AmBev or its Affiliates have a contractual obligation to sell in the InBev Territory as at the date of this License Agreement), and (ii) shall not, directly or indirectly, sell, distribute or resell any Beer to any purchaser (except to InBev or its  Affiliates) that AmBev knows or reasonably should know intends to directly or indirectly sell, distribute or resell such Beer in the InBev Territory. During the term of this License Agreement, in addition to its other covenants set forth herein, and subject to applicable competition law InBev or its Affiliates, (i) shall not, directly or indirectly, distribute, import, produce or sell any Beer in the AmBev Territory (other than the InBev Products as contemplated by this License Agreement or any Beer that InBev or its Affiliates have a contractual obligation to sell in  the AmBev Territory as at the date of this License Agreement), and (ii) shall not, directly or indirectly, sell, distribute or resell any Beer to any purchaser (except to AmBev or its Affiliates) that InBev knows or reasonably should know intends to directly or indirectly sell, distribute or resell such Beer in the AmBev Territory.

2.5 Termination of Existing Agreements

Notwithstanding anything to contrary contained herein, each of AmBev and InBev shall use its reasonable efforts to terminate any existing agreements with third parties that are specified as exceptions to the respective obligations of AmBev and InBev set forth in Section 2.1 or Section 2.4 at the earliest possible date permitted by such agreements or, if such agreements have an indefinite term, as soon as reasonably practicable.

2.6 Affiliates of the Parties

It is understood and agreed that, notwithstanding any provision of this License Agreement to the contrary, all Intellectual Property Rights licensed by Licensor hereunder are owned by Licensor and/or its Affiliates and the rights and obligations of Licensor arising under this License Agreement may be carried out directly by Licensor or indirectly through such Affiliates. Further, it is understood and agreed that, notwithstanding any provision of this License Agreement to the contrary, the rights and obligations of Licensee hereunder may be carried out directly by Licensee or indirectly through its Affiliates. Each Party agrees to cause such Affiliates to comply with all obligations of such Party hereunder (whether as Licensor or Licensee) to the extent applicable to such Affiliate. In addition, unless the context otherwise requires, any reference in this LicenseAgreement to a Party shall be deemed to include such Party and its Affiliates; provided that each Party shall at all times and in all circumstances remain responsible for the performance of its obligations hereunder.

3.  BREWING AND PACKAGING

3.1 General

Licensee shall brew and package all Licensed Products in conformity with the Licensor Recipes and shall have the right to use the Licensor Recipes only to produce and package the Licensed Products pursuant  to the  terms of this License Agreement. No other right  or benefit to use the Licensor Recipes is hereby granted or intended, either directly or by implication, and no other right  or benefit will be granted to Licensee except as herein provided (or otherwise agreed to by Licensor in writing).

Licensor is entitled to modify in  its absolute discretion and at any time during the term of this License Agreement any of the Licensor Recipes. Licensor shall consult with Licensee of any proposed modification at least three (3) months prior to the date on which the modification becomes effective. If the implementation of such modification requires any out-of-pocket expenditures by Licensee, then Licensee shall bear any such expenditure as reasonably required by Licensor.

During the term of this License Agreement, in addition to its other covenants set forth herein, Licensor shall:

(a) conduct Licensor’s business in a manner that will reflect favorably upon the Licensed Products so as to preserve the goodwill of retailers and consumer acceptance of the Licensed Products in the Territory;

(b) not deliver to Licensee any yeast or Imported Products the expiration date of which would prevent Licensee from producing and selling Products in a reasonable time frame. If Licensor delivers to Licensee any yeast or Imported Product the expiration date of which would prevent Licensee from producing and selling Products in a reasonable time frame, Licensor shall, at Licensee’s option, either (i) replace such products with equivalent products which comply with the terms of this Section and reimburse Licensee any costs incurred in connection with the replaced yeast and/or Imported Product or (ii) refund any amount paid by Licensee hereunder for such yeast and/or Imported Products, and Licensee’s costs related to such products, including the costs of destroying such yeast and/or Imported Products, within thirty (30) days of Licensor’s receipt of an invoice therefor, and

(c) obtain such approvals, licenses and permits as it may require from time to time under the laws and regulations of country of origin of the Imported Products and/or yeast in connection with the production, exportation, distribution, marketing and sale of the Imported Products and delivery of yeast.

3.2 Approved brewery

With respect to each brewery at which Licensed Products are to be brewed, Licensee (after consultation with and inspection by Licensor) will conduct or cause to be conducted commercial scale brew tests  of the particular Licensed Products produced at the brewery. Prior to the commencement of the commercial brewing of the Licensed Products at a brewery, Licensee will obtain Licensor’s written approval of the brewery and Licensed Products produced at such brewery, which approval shall not be unreasonably withheld. In connection with its exercise of itsapproval right, Licensor may require, as a condition of the approval, modifications to the brewery at which Licensed Products are to be brewed and to related storage facilities, provided that such modifications are indispensable to the maintenance of the quality standards of the Licensed Products. Licensee shall bear all reasonable out-of-pocket expenditures, if any, relating to the implementation of such modification.

3.3 Technical reports and samples

Every month during the term of this License Agreement, Licensee, at Licensee’s expense, shall deliver to Licensor product samples of recently produced Licensed Products from each brewery at which they are produced by or on behalf of Licensee, and supply to Licensor monthly quality control reports relating to the Licensed Products, both in a form reasonably acceptable to Licensor.

3.4 Supply of yeast

3.4.1 Licensee  shall in the  production of the Licensed Products only use yeast supplied by Licensor or such other Person as Licensor may, from time to time, direct and approve in writing, provided that in the event of any failure to supply sufficient quantities of yeast Licensee may use yeast from alternative sources approved  by Licensor, such approval not to be unreasonably withheld or delayed, provided that Licensor shall reimburse Licensee for the expenses of obtaining yeast from such alternative sources. All yeast cultures and yeast propagated from Licensor’s strain shall remain the property of Licensor.

3.4.2 Licensor shall produce and deliver yeast to Licensee within thirty (30) days of Licensor’s receipt of an order from Licensee. Licensee may require a reasonable quantity of yeast for the correct propagation and the subsequent production of Licensed Products. The yeast shall be of  such nature and quality as may be necessary to enable Licensee to produce Licensed Products in accordance with the Recipes and other specifications, instructions and directions given by Licensor hereunder.

3.4.3 The yeast shall be supplied by Licensor to Licensee free of  charge. Licensor shall arrange, at  its own cost and risk, for the yeast to be  transported to a destination  designated by Licensee (which shall be a port, terminal or other similar facility) and shall tender delivery to Licensee at such destination. Licensee agrees to furnish whatever facilities are required in order for Licensee to accept delivery of the yeast at such destination. Licensee shall  bear all costs and risks associated  with transporting the yeast following tender of delivery by Licensor in accordance with the previous sentence.

3.4.4 Licensee shall use yeast supplied by Licensor hereunder only for the purpose of the production by Licensee of Licensed Products in accordance with this License Agreement and shall not use, sell or otherwise dispose of any yeast without Licensor’s prior written approval.

3.4.5 Licensee shall promptly upon becoming aware that an unauthorized Person has gained access to Licensor’s culture yeast or details pertaining thereto, provide to Licensor notice thereof and any information and other assistance as reasonably required by Licensor in order for Licensor to gain information pertaining to such access.

3.5 Technical assistance.

3.5.1 Licensor shall disclose, to the extent not previously disclosed, as soon as practicable after the date hereof, to Licensee the Licensor Recipes to enable Licensee to fulfill its obligations and exercise its rights under this License Agreement.

Subsequent to the execution of this License Agreement, to the extent that Licensor acquires new information or knowledge that would fall within the definition of Licensor Recipes and would be necessary for Licensee to fulfill its obligations or exercise its rights under this License Agreement, Licensor shall promptly disclose such information to Licensee. Such information shall automatically fall under the definition of Licensor Recipes. Licensor shall not have any obligation to obtain patent protection on the Licensor Recipes in  the Territory.

3.5.2 The Licensor Recipes to be disclosed or made available by Licensor hereunder shall be delivered in English and shall be in accordance with technical standards used by Licensor at the time of preparation thereof.

3.5.3 In  order to assist Licensee in understanding the Licensor Recipes disclosed or made available to Licensee pursuant to this License Agreement and to assist Licensee in the production and packaging of Licensed Products, Licensor shall, upon the reasonable written request of Licensee, provide technical assistance to technically qualified personnel of Licensee. Licensor shall use its reasonable best efforts to make available qualified Licensor personnel to provide the technical services required by Licensee.

3.5.4 In the event that Licensee requests that Licensor makes personnel available to provide technical assistance at the facilities of Licensee, such assistance shall be provided by Licensor’s personnel under the following conditions:

(a) Licensee shall advise Licensor in writing (which may be via e-mail) a reasonable period of time  in advance of the first day of the proposed period that technical assistance is required  and submit a schedule of the proposed subjects, estimated number of working days required and dates of technical assistance;

(b) Licensor shall as soon as practicable advise Licensee whether Licensor can furnish such technical assistance consistent with the proposed schedule and, if not, shall propose a reasonable alternative arrangement or schedule;

(c) at Licensee’s cost and expense, Licensee shall receive and make necessary arrangements for Licensor’s personnel to be sent to Licensee’s facilities;

(d) Licensor’s personnel sent to Licensee’s facilities to provide technical assistance shall not be considered for any purpose to be employees, agents or representatives of Licensee, nor shall they assume any responsibility for Licensee’s production, packaging, distribution, marketing, sale or resale of Licensed Products; and

(e) Licensor’s personnel sent to Licensee’s facilities to provide technical assistance shall work in accordance with Licensee’s internal service regulations.

3.5.5 Licensor warrants that Licensor’s personnel assigned to provide technical assistance shall be qualified to provide such assistance in accordance with good professional practice, and that such personnel shall use their reasonable best efforts to provide such assistance. No other warranty with respect to technical assistance is or shall be deemed given by Licensor.

3.5.6 In order to assist Licensee in understanding Licensor Recipes and to assist Licensee in the production and packaging of the Licensed Products, Licensor shall, upon the reasonable written request of Licensee, provide to Licensee technical assistance to Licensee in the form of written answers to questions from Licensee.

3.5.7 Licensor will be available at reasonable times (during Licensor’s normal business hours and upon reasonable prior notice) to consult with Licensee (by e-mail or otherwise) regarding Licensor Recipes.

4. CONTAINERS/LABELLING

4.1 Licensee shall only sell the Licensed Products in bottles, cans, kegs or other containers of such size, shape, type and with such labels or other packaging material as shall have been previously approved by Licensor and that Licensee confirms to be in compliance with the legal requirements of each country within the Territory where the Licensed Products will be marketed.

4.2 Licensee shall place on each package and label for Licensed Products which it produces or has produced a notation which states “Produced under license and supervision of [name of Licensor]”, or another similar statement acceptable to Licensor, in such languages as required by law or as mutually agreed by the Parties.

5. QUALITY CONTROL -INSPECTION

5.1  Licensee shall ensure that a system of quality control of a standard approved in writing by Licensor (such approval not to be unreasonably withheld) be maintained in respect of the production, packaging and storing of the Products.

5.2 Once per year, upon thirty (30) days prior notice to Licensee, Licensor and its representatives may (i) visit and inspect any of the properties or facilities of Licensee at which Products or related promotional items are produced, processed, packaged or stored by or for Licensee, (ii) inspect the brewing facilities, brewing procedures, brewing laboratories, packaging and storage and quality control procedures relating to the Products, and (iii) examine all their books of accounts and financial records, reports and other relevant papers which are related to the production, importation, packaging, distribution, marketing, sale or resale of the Products or otherwise related to this License Agreement. At any time during the term of this License Agreement, upon prior notice to Licensee, Licensor and its representatives may discuss their affairs, finances and accounts which are primarily related to the production, importation, packaging, distribution, marketing, sale or resale of the Products or otherwise related to this License Agreement, with their officers, managers and independent accountants; provided that the officers, managers and independent accountants shall not be obligated to discuss any matter with respect to this License Agreement that is being disputed by a Party. Licensee will fully cooperate with Licensor with respect to such inspection, examination or discussion, and will keep Licensor advised of each location at which the activities related to the production, importation, packaging, distribution, marketing, sale or resale of the Products or otherwise related to this License Agreement, are taking place. The obligations under this Section 5 shall survive one (1) year after the termination of this License Agreement.

6. WAREHOUSING AND STORAGE

6.1 Licensor shall provide Licensee with freshness, shelf  life and storage guidelines as well as other information useful in monitoring and maintaining the quality of the Products.

6.2 Licensee shall:

(a) maintain, or cause others to maintain at all times, in warehouses that are suitable for such purposes, an inventory of Products which it reasonably believes to be sufficient to meet anticipated demand;

(b) adhere to all reasonable conditions that may be prescribed by Licensor, in relation to storage of Products to ensure that at all times the quality of such products is maintained, including:

(i) ensuring that Products that exceed the expiration date are not sold;

(ii) ensuring that all Products that it produces or has produced are coded with an appropriate expiration date, such date to be based on the conclusion of an appropriate period between production and expiration of the Licensed Products, such period to be agreed upon between Licensor and Licensee promptly after the date of execution of this License Agreement; and

(iii) destroying or causing to be destroyed at its own cost and expense any stock of Products in its possession, or the possession of wholesalers or retailers, that has passed the expiration date (other than due to a breach of Section 3.1(b)) or that has been damaged or become unmarketable; unless such Product has become damaged or unmarketable or passed the expiration date due to (i) the quality problems in connection with the production of the Product by Licensor or (ii) the failure of merchandising such Product if merchandising is not the responsibility of Licensee.

7. DISTRIBUTION, SALE, MARKETING AND ADVERTISING OF THE PRODUCT

7.1 General

7.1.1 Licensee agrees that one of its essential responsibilities is to use its reasonable best efforts to market and promote the Product in accordance with business and marketing plans established in accordance with the provisions of this Section 7 (each, a “Business and Marketing Plan”) with a view to developing and maximizing the sales of the Product.

7.1.2 Licensee shall maintain an appropriate sales and delivery force and a proper system for recording orders, deliveries and other pertinent information customary in the marketing, distribution and sale of like products in the Territory.

7.2 Business and Marketing Plan

7.2.1 Licensee agrees that the Business and Marketing Plan is an important tool to identify, in consultation with Licensor, market developments, competitive challenges and opportunities within the Territory and to efficiently approach the same on an as-needed basis by setting forth appropriate strategies and marketing priorities, taking into account the specific characteristics of the Products and their respective marketing positions in the Territory.

7.2.2 Licensee shall use its reasonable best efforts to comply with all actions, objectives, goals and/or targets set forth in each Business and Marketing Plan.

7.2.3 For each Budget Year, a Business and Marketing Plan shall be established pursuant to the following rules:

(a) The Business and Marketing Plans for each of AmBev and InBev as Licensors for the first Budget Year (each, a “First Business and Marketing Plan”) shall be agreed by the Parties within ninety (90) business days from the date of this License Agreement and shall be attached hereto as Annexes B-1 and B-2, respectively;

(b) For any subsequent Budget Year, Licensee shall prepare and deliver to Licensor not later than the 1st of November of the then-applicable Budget Year a written business and marketing plan for the next Budget Year (the “Draft Business and Marketing Plan”), in the same format as the First Business and Marketing Plan. Licensee will consult Licensor in preparing and developing the Draft Business and Marketing Plan and will consider in good faith all comments made by Licensor;

(c) Other than with respect to minimum marketing expenditures and minimum sales volumes, as established in the First Business and Marketing Plan or as previously agreed by the Parties for the sixth to tenth Budget Years, (in relation to which any deviation shall require the prior approval of the Licensor), the Draft Business and Marketing Plan will, upon notice to that effect from Licensee to Licensor, become the effective Business and Marketing Plan for the relevant Budget Year.

7.3 Promotion and Marketing—Development of Advertising and Promotional Material

7.3.1 Licensee shall actively promote the Product within the Territory in line with the Business and Marketing Plan. Licensee shall develop general marketing and advertising concepts for the Products in the Territory based on the agreed strategic positioning for the brands, as specified in the First Business and Marketing Plans.

7.3.2 Licensee shall use (whether by way of labeling, packaging, product ornamentation, advertising, promotional item or otherwise) the Marks only in contexts, locations, forms, styles and colors prescribed or previously approved by Licensor. Licensor may exercise this approval power on an item-by-item basis and/or by approving pre-established formats. Before Licensee uses the Marks in contexts, locations, forms, styles or colors that have not been approved by Licensor, it shall submit a sample thereof to Licensor for written approval. Upon such approval being given, or upon expiration of a thirty (30) day period without a response or request for additional information from Licensor, Licensee may use such Marks in such contexts, locations, forms, styles or colors (subject to the other limitations of this License Agreement). Licensor may, from time to time, prescribe changes in formats of usage of the Marks for the Territory, and Licensee shall promptly comply with any such changes, and shall bear all reasonable expenses in order to comply with such changes. Any such changes requested by Licensee shall be subject to Licensor’s approval, and the cost thereof shall be borne exclusively by Licensee.

7.3.3 During the term of this License Agreement, at intervals that Licensor may reasonably specify, Licensee shall provide Licensor with additional representative samples of labels, containers, packaging, promotional items, promotional literature and product ornamentation bearing the Marks.

7.3.4 All labels, containers, packaging and materials bearing a Mark shall be of a uniform quality at least equivalent in all respects to the quality of items approved by Licensor.

7.3.5 Any approval granted by Licensor pursuant to this Section 73 can under no circumstances be construed as a release of Licensee from its obligations under this Section 7.3 and/or under Section 11 with respect to the use of the Marks.

7.3.6 The advertising agency to be used for the advertising of the Product will be the advertising agency chosen by Licensee, unless otherwise required by Licensor.

7.3.7 Licensee shall reasonably provide Licensor with a copy of all briefings, scripts and storyboards with regard to “above the line” advertising and shall incorporate all comments made by Licensor prior to final execution and in due time to be able to intervene in the production process.

7.3.8 Licensor will advise Licensee of all relevant market advertising concepts developed for the Products internationally and Licensee shall take them into account in subsequent advertising campaigns.

7.3.9 Licensor will make available for Licensee’s use in the Territory advertising TV programs developed for the Products in other markets, at normal talent and usage fees and other unavoidable additional costs and expenses of Licensor. Licensee agrees to pay for local adaptations of international campaigns and third parties fees.

7.4 Brand positioning

7.4.1 Licensee shall, unless otherwise agreed in writing by Licensor, position the Products in the Territory as Products of the highest reputation and quality, sold in the skus to be approved by Licensor in accordance with the brand positioning as set out in the Business and Marketing Plan. Notwithstanding the provisions of Section 7.2.3(c), all modifications to this positioning shall require prior written approval of Licensor. Notwithstanding the provisions of Section 7.2.3(c), Licensor shall in its sole discretion, followed by reasonable consultation with Licensee, be entitled to amend the positioning of the Products by giving Licensee a written notice to this effect, four (4) months in advance.

7.4.2 Licensee hereby  acknowledges that the success of the Products is dependent upon, among several other factors, their positioning as first-rate quality Beers and positioning as set out in the Business and Marketing Plan and Licensee shall use its reasonable best efforts to maintain the pricing of the Products to its customers at a price which is consistent with the competitive positioning of the Product in the corresponding segment for Beer in the Territory.

7.5 Reports/meetings

7.5.1 Within three (3) weeks of each consecutive calendar quarter during the term of this License Agreement, Licensee shall deliver to Licensor:

(a) a sales report regarding the previous quarter, indicating volume by sku, configuration and sales channel, as well as  a summary of key figures, trends and activities of Competitors, according to the format provided by Licensor;

(b) a report on the market conditions, including information on commercial conditions, reports on Competitors, and changes in the market that are in the public domain;

(c) a report regarding the quarterly marketing expenses of Licensee; and

(d) a report regarding the level of stock of the Products in Licensee’s and its Affiliates’ warehouse(s).

7.5.2 Licensor and Licensee shall organize bi-annual reviews, to be attended by appropriate representatives from both Licensor and Licensee. During such reviews, any of the above-referenced information shall be discussed, together with Licensee’s promotional and marketing strategies for the sale of the Products, and Licensor and Licensee shall also review the implementation by Licensee of the Business and Marketing Plan during the previous period and assess the financial performance in relation to the Products by Licensee and assess completion by Licensee of the Business and Marketing Plan during the previous period. Licensee shall consider in good faith the comments and recommendations of Licensor in relation hereto.

7.5.3 Licensee shall respond as soon as practicable and in good faith to all requests by Licensor for all information required under this License Agreement and such additional information relating to the Products as shall be reasonably requested by Licensor.

7.5.4 Licensee acknowledges that Licensor shall rely upon all financial, sales, statistical and other information provided by Licensee to Licensor hereunder. Licensee represents and warrants that all such information provided to Licensor shall be true, complete and accurate in all material respects as at the date of its communication.

7.6 Draught requirements

7.6.1 In the event Licensor agrees that Licensee can sell the Product in kegs, Licensee must adhere to the following conditions to safeguard the quality of Products served on draught:

(a) Licensor must approve the type of outlets proposed by Licensee where the Products can be sold on draught;

(b) Licensee shall ensure that its own outlets and any other outlets where the Products will be sold are and will conform in all material respects to the type of outlet that has been approved;

(c) Licensee shall ensure that those outlets adhere in all material respects to the specifications of Licensor in respect of draught installations; and

(d) Licensee shall ensure that those outlets respect the maintenance and cleaning program of Licensor.

7.6.2 In order to verify whether the foregoing conditions are being satisfied, Licensee shall permit previously planned inspections by the  Licensor’s authorized representatives of the draught installations in the outlets where the Products are sold.

7.6.3 To this end, Licensee shall, at Licensor’s request, provide Licensor with a list of all the outlets where the Products are sold on draught, to the extent that this is available and necessary for any previously planned inspection.

7.6.4 In the reports described in Section 7.5.1, Licensee shall include an update of the number of outlets selling the Products on draught; a report regarding the draught machines installed or dismantled during the previous quarter, according to the format provided by Licensor; a report regarding the level of stock of the empty kegs in Licensee’s and its Affiliates’ warehouse(s); and a report on the delivered/returned kegs and pallets.

8. INSURANCE

Throughout the term of this License Agreement, Licensee shall obtain and maintain insurance covering its activities hereunder (including, without limitation, insurance for product liability) from a company reasonably acceptable to Licensor.

9. QUALITY PROBLEM - COMPLAINTS - PRODUCT RECALL

9.1 Quality problem

Licensee shall, upon the occurrence of any quality problem, (i) promptly notify Licensor and provide full details pertaining to such event, and provide information and other assistance as may reasonably required by Licensor  in order to gain information pertaining to such problem and (ii) take prompt action to remedy such problem, including any action reasonably requested by Licensor, with the cost of any such remedy to be borne by the Party responsible for the quality problem.

9.2 Complaints - product recall

Licensee shall (i) report to Licensor any non-routine or otherwise material correspondence or communication received from (x) any applicable governmental agency, board or official concerning the Products (including any correspondence relating to the Marks, Intellectual Property, Licensor Recipes, containers, packaging or product dress thereof), and (y) any Person that pertain to any perceived inadequacy in the quality of the Products or any claim or threatened claim with respect to the Products, including, without limitation, claims for product liability or infringement of Intellectual Property that may result in legal actions against either Licensee or Licensor, or adversely affect the reputation of Licensee or Licensor or could result in a disclosure of any product defects in the Products or the implementation of any product recalls of the Products, and (ii) provide notice thereof and any information and other assistance as reasonably required by Licensor in order for Licensor to gain information pertaining thereto.

10  CONFIDENTIAL INFORMATION

10.1 All Confidential Information shall remain the sole property of the Party disclosing it. Neither Party shall obtain any intellectual property rights in, or have the right to use, except as stated herein, any such Confidential Information disclosed to it by or on behalf of the other Party.

10.2 The Parties shall ensure that no Confidential Information is used or disclosed in any way, except as permitted by Sections 10.4 and 10.5 hereof or as used by the Parties in the performance of their obligations under this License Agreement. The confidentiality obligations set forth in this Section 10 shall survive termination of this License Agreement indefinitely.

10.3 Upon termination of this License Agreement, each Party shall return to the other Party all of the other Party’s Confidential Information, including all magnetic, computer and other electronic data, photostatic or other copies, or other derivatives thereof, disclosed pursuant to this License Agreement. All other analyses, compilations and documents containing or reflecting such information shall be destroyed, such destruction to be confirmed by each recipient Party in writing.

10.4 Neither Party, nor any of its Affiliates, directors, officers, employees, external advisors or agents shall, without the prior written consent of the disclosing Party, disclose to any third party, directly or indirectly, any Confidential Information or any of the terms, conditions or other facts contained in this License Agreement or with respect to Products or Licensor Recipes, except as contemplated by Section 10.5 of this License Agreement or to: (i) its directors, officers and employees on a need to know basis; and (ii) its external advisors or agents on a need to know basis; provided that the recipient Party shall require such directors, officers, employees, advisors or agents to maintain the confidentiality of the Confidential Information.

10.5 In  the event that a recipient Party is compelled, requested or required (by legal, administrative or similar process, including but not limited to oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose to any third party any of the Confidential Information that it has received from the other Party, the recipient Party shall provide the disclosing Party with prompt written notice of any such request or requirement so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this License Agreement. If in the absence of a protective order or other remedy or the receipt from the disclosing Party of a waiver, the recipient Party is nonetheless legally compelled, as evidenced by receipt by the disclosing Party of a written opinion of legal counsel reasonably acceptable to the disclosing Party, to so disclose Confidential Information (including to any tribunal or administrative agency), the recipient Party may, without liability hereunder, so disclose to the third party (including a tribunal or administrative agency) only that portion of the Confidential

Information which such counsel advises is legally required to be disclosed, provided that the recipient Party exercises its reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information (including by such tribunal or administrative agency).

10.6 It is understood and agreed that money damages would not be a sufficient remedy for any breach of the provisions of this Section 10 by any Party and that either Party, subject to applicable law, shall be entitled to equitable relief including but not limited to provisional or injunctive relief, and/or specific performance as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a Party, but shall be in addition to all other remedies available at law to the aggrieved Party. The recipient Party agrees not to oppose the granting of such equitable relief on the ground that an adequate remedy does not exist in law, and to waive, and to use its reasonable efforts to cause its directors, officers, employees and representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Section 10, if the recipient Party has breached a provision of this Section 10, then the recipient Party shall be liable and shall pay to the disclosing Party the reasonable legal fees and any other expenses that the disclosing Party has incurred in connection with such litigation, including any appeal therefrom.

10.7 Licensee shall, upon becoming aware that any of Licensor’s Confidential Information or details pertaining thereto have inadvertently or otherwise been disclosed to or obtained by or are being used by any unauthorized third party, provide notice thereof and any information and other assistance as reasonably required by Licensor in order for Licensor to gain information pertaining to such use.

11. LICENSOR’S MARKS LICENSED TO LICENSEE

11.1 Licensee shall have the right to use the Marks or variations thereon or related Intellectual Property solely pursuant to this License Agreement and all such rights shall terminate upon termination of this License Agreement. Licensee shall have no right to use any of the Marks or variations thereon or related Intellectual Property for any purpose other than as product trademarks for Products and on related advertising and promotional material expressly approved by Licensor. In particular, Licensee shall have no right to use any of the Marks or variations thereon or related Intellectual Property as a trade name, as the name of any corporate or business entity, as a domain name or as part of a phone number using alpha numeric designations. Nothing in this License Agreement shall confer, or be deemed to confer, any rights in the Marks or variations thereon or any marks confusingly similar thereto or any Intellectual Property to Licensee other than as set forth in the License Agreement.

11.2 Licensee shall not:

(a) use or authorize the use of the Marks or variations thereon or any marks confusingly similar thereto or any Intellectual Property in connection with the production, packaging, distribution, marketing, sale or resale of Products produced by or for Licensee that does not meet the requirements of this License Agreement;

(b) use or authorize the use of any of the Marks or variations thereon or any marks confusingly similar thereto or any Intellectual Property in connection with the production, packaging, distribution, marketing, sale or resale of any Products, or service, except as expressly permitted under this License Agreement;

(c) use or authorize the use of any of the Marks or variations thereon or any marks confusingly similar thereto or any Intellectual Property for any purpose other than as expressly provided for in this License Agreement and

(d) use or authorize the use of any of the Marks or variations thereon or any marks confusingly similar thereto or any Intellectual Property following the termination of this License Agreement.

11.3 Any registration of the Marks shall be made in the name and at the cost of Licensor as the sole owner of such Marks and shall remain the property of Licensor.

11.4 Licensor shall take all such actions in such manner as it may determine is appropriate in registering, obtaining, maintaining and enforcing its rights and/or its Affiliates’ rights to the Marks both inside and outside of the Territory;

11.5 Licensor shall maintain the Marks in full force and effect during the term of this License Agreement and not take any action with respect to the Marks that would materially and adversely affect Licensee’s rights under this License Agreement, without in each case obtaining the express written consent of Licensee, which consent shall not be unreasonably withheld.

11.6 Licensee shall reasonably cooperate with Licensor, at Licensor’s cost and expense, in connection with the registration or obtaining, maintenance and enforcement of Licensor’s rights in any of the Marks in the Territory.

11.7 Licensee shall provide notice to Licensor as soon as Licensee has knowledge of any improper or wrongful use in the Territory by third parties of the Marks or variations thereon, marks confusingly similar to the Marks or related Intellectual Property and provide such information and other assistance as reasonably required by Licensor in order for Licensor to gain information pertaining to such use. Licensee shall not take any action with respect to the Marks that would materially and adversely affect Licensor’s rights, without obtaining the express written consent of Licensor, which consent shall not be unreasonably withheld.

11.8 Additionally, Licensee agrees that:

(a) The Marks and the respective goodwill and Intellectual Property are the sole property of Licensor in the Territory and elsewhere;

(b) Licensee acknowledges the validity and enforceability of the Marks and the sole and exclusive ownership of those Marks and other related Intellectual Property by Licensor. Licensee agrees that it shall not, at any time during the term of this License Agreement or thereafter, challenge said validity or enforceability of the Marks or other related Intellectual Property for any reason or Licensor’s sole and exclusive ownership thereof. Licensee agrees that, in addition to the Marks, Licensor shall be the exclusive owner of any and all copyright rights and other intellectual property rights pertaining to the Products, including but not limited to all copyright rights and other intellectual property rights in any packaging, labeling and ornamentation for the Products and any related promotional merchandising and advertising activities, plans and materials including any marketing plans. Licensee has no right to use this Intellectual Property except in connection with the performance of its duties in connection with the production, distribution, packaging, sale and advertising of the Products. To the extent necessary, Licensee agrees to assign, at Licensee’s cost and expense, any rights it might otherwise claim for any particular type of Intellectual Property to Licensor upon request and further agrees that it shall obtain, at Licensee’s cost and expense, assignments of all such rights from any third party consultants working on its behalf in connection with the preparation of any particular Intellectual Property. Licensee will not, by virtue of any of its activities hereunder, obtain any ownership interest in or title to the Marks or any variations thereon, including variations not permitted by this License Agreement, any marks that are confusingly similar thereto or any Intellectual Property, or in any registration thereof and any uses of such Marks or any variations thereon, including variations not permitted by this License Agreement, any marks that are confusingly similar thereto or any Intellectual Property shall inure only to the benefit of Licensor. If by operation of law or otherwise Licensee shall obtain any ownership interest in or to the Marks or any variations thereon, including variations not permitted by this License Agreement, any marks that are confusingly similar thereto or any Intellectual Property, upon written request by and the expense of Licensor, or its designee, Licensee shall promptly assign such ownership interest in the Marks or any variations thereon, including variations not permitted by this License Agreement, any marks that are confusingly similar thereto or any Intellectual Property, to Licensor (or if Licensor so requests, grant a perpetual, royalty-free license to Licensor to use the Marks or any variations thereon, including variations not permitted by this License Agreement, any marks that are confusingly similar thereto or any Intellectual Property) without any charge. Each Party agrees to sign all agreements (and cancellation agreements) that the other Party may reasonably require relating to the Licensed Products in the Territory, provided that the terms of such agreement shall be consistent with the terms of, and shall not affect Licensee’s rights under, this License Agreement;

(c) Licensee shall have no right to take or require any action with respect to registering or otherwise obtaining, maintaining or enforcing rights in and to the Marks, including, without limitation, any action with respect to the registration of any Mark or variation thereon as a trademark, service mark, trade name, business name or internet domain name in any national, state or local registry established for the purpose of recording the same, but shall reasonably cooperate (at Licensor’s sole cost and expense) in any such actions as requested by Licensor or its designee; and

(d) Except as permitted herein, during the term of this License Agreement and thereafter, Licensee will not use or attempt to register (i) any mark confusingly similar to the Marks, or (ii) any label, package or product ornamentation confusingly similar to those used in connection with the Products, for any type of product.

12. IMPORT

12.1 Unless Licensor approves local production of the Products in a certain country within the Territory that is included in the Business and Marketing Plan, Licensee shall import Imported Products into such country.

Licensor or its Affiliates shall sell the Imported Products to Licensee or its Affiliates nominated by Licensee in accordance with the principles of transfer pricing as set out in Annex  C.

Payment for Imported Products shall be made within thirty (30) days from the date the respective invoice is issued by Licensor or its Affiliates, as the case may be.

All payments related to the Imported Products shall be made directly by the Person importing such Imported Products, Licensee or an Affiliate nominated by Licensee, as the case may be, to the Person exporting the Imported Products, Licensor or an Affiliate of Licensor, as the case may be.

12.2 For those countries in the Territory where local production has been approved, Licensee undertakes to use its reasonable best efforts to ensure that there will be sufficient brewing capacity and stock capacity on the sites of the approved breweries specified in Section 3.2 to fulfil its obligations under this License Agreement including, without limitation, sufficient capacity to fully supply all demand for the Product within the Territory based upon each Business and Marketing Plan.

If for any reason (including but not limited to Force Majeure) to be approved by Licensor, Licensor or Licensee reasonably believes there is a risk that the volume of the Licensed Products in the Territory will be inadequate to meet the demand in the Territory, then Licensee or its Affiliates shall purchase and import the Imported Product subject to the capability of Licensor to meet the demand at the price determined in accordance with the principles of transfer price as set out in Annex C.

12.3 Licensee undertakes that it will use reasonable efforts to obtain any and all necessary governmental, municipal and corporate permits and licenses for the importation of the Imported Product.

12.4 Licensee shall not stop local production of Licensed Products in a certain country within the Territory without the prior written approval of Licensor.

13. ROYALTIES

13.1 Subject to Section 13.4, Licensee hereby agrees to pay to Licensor a royalty of 7% per calendar quarter of Net Sales. The Parties may agree that royalties be applied against an agreed upon threshold, which may be modified from time to time at the beginning of each quarter in relation to sales volumes and Marketing Expenditures for the relevant year and in recognition of Licensee’s required efforts to market and promote the Product in the Territory.

13.2 Royalty payments under Section 13.1 in respect of any calendar quarter shall be made on the last business day of the immediately succeeding month (each, a “royalty payment date”).

13.3 For the purposes of calculation of royalty payments, Net Sales shall be converted from the applicable local currency into Euros at the average exchange rate prevailing on the last day of the applicable calendar quarter. Licensee shall make the royalty payments under this Section 13 in a currency designated by Licensor (such designation to be made at least five business days prior to the relevant royalty payment date). If the currency designated by Licensor is different from Euros, then the amount of the royalty payment to be made by Licensee shall be an amount in Euros converted by Licensee into Licensor’s designated currency at an exchange rate prevailing on the second business day prior to the relevant royalty payment date). Payments under this Section 13 shall be made to the bank account designated in writing by Licensor (such account information to be furnished to Licensee at least five business days prior to the relevant royalty payment date), and each such payment shall be accompanied by a statement from Licensee giving explanatory details of sales and computation of royalties as may be reasonably requested by Licensor.

13.4 Notwithstanding anything to the contrary herein, royalties shall correspond to (i) 0% for the first Budget Year; (ii) 1.75% for the second Budget Year; (iii) 3.5% for the third Budget Year; and (iv) 5.25% for the fourth Budget Year.

13.5 Licensee shall maintain, retain and make available to Licensor, during the entire term of this License Agreement and for two (2) years thereafter, books, accounts and records of and relating to royalties paid and due to Licensor.

13.6 All royalty payments to be made hereunder by Licensee to Licensor shall be without deduction of any kind whatsoever, including, but not limited to, taxes, fees, registration or recording taxes, stamp charges, any other similar governmental or quasi-governmental charge, or any  setoffs or counterclaims, except for any withholding tax imposed by any governmental authority within the Territory, the amount of which shall be withheld by Licensee and deducted from such royalty payment. If Licensee shall pay any taxes on behalf of Licensor, it shall obtain official tax receipts evidencing such payment and deliver such receipts to Licensor within thirty days after such receipts are made available to Licensee.

13.7 If payments due hereunder are (i) payable prior to the receipt of any required government approval, in Licensee’s country, (ii) the payment thereof by Licensee would violate any applicable laws or regulations or order of any competent authority in Licensee’s country, or (iii) if such laws and regulations or competent authority shall impose an unreasonable burden upon any such remittance, then Licensor may opt to instruct Licensee to deposit the due amounts into an escrow account at a bank selected by Licensor for the benefit of Licensor until such government approval is obtained, the remittance is permitted or ceases to be unreasonably burdensome. After Licensee has obtained all government approvals, the permission is obtained or the unreasonable burden is removed, the total amount deposited by Licensee in such escrow account shall be converted into the currency designated by Licensor and immediately remitted to Licensor or its designee. In case the amount resulting from the conversion of the deposit into the currency designated by Licensor is less than the amount Licensor would have received if the remuneration was remitted at the time established herein, then Licensee shall remit, on the same day, in immediately available funds, the amount corresponding to such difference.

Licensee acknowledges that the deposit of the money into an escrow account according to the terms of this License Agreement does not represent payment to Licensor and shall not release Licensee from all its obligations under this License Agreement (except to the extent any payments to be made hereunder would be illegal or unreasonably burdensome as provided above). The deposit is only intended to segregate the amounts due and payable for remittance to Licensor as provided above.

14. TERM AND TERMINATION

14.1 Subject to Section 14.2, this License Agreement shall be effective from the date hereof, and shall remain in force for an initial term of ten (10) years.

14.2 In addition to any other rights or remedies the Parties may have under this License Agreement, any Party shall be entitled to terminate this License Agreement as set forth below upon thirty (30) days prior notice to the other Party in the event that:

(a) there occurs a change of control of the other Party;

(b) the other Party fails to achieve minimum Marketing Expenditures or minimum sales volumes for two consecutive Budget Years;

(c) the other Party fails to remedy any material breach by such Party (or any Affiliate of such Party) in the performance of the terms of this License Agreement within one hundred twenty (120) days from when it receives notification from the non-breaching Party, giving full particulars of such breach and requiring it to be remedied, provided if such breach is not capable of being cured within such thirty (30) days and the breaching Party is diligently pursuing the cure of such breach, such thirty (30) day period shall be extended an additional thirty (30) days;

(d) the other Party is adjudicated bankrupt or applies for suspension of payment of its debts or offers a settlement to its creditors pursuant to applicable law;

(e) the other Party goes into liquidation or dissolution (except for the purpose of a merger or reorganization wherein the company resulting from such merger or reorganization effectively agrees to be bound by and assume all of the rights and obligations of the merged or reorganized company under this License Agreement);

(f) the other Party ceases to carry on business; or

(g) a circumstance of Force Majeure causes the other Party to not operate for a period of three (3) consecutive months.

14.3 This License Agreement will also terminate, without fault, in the event the Parties fail to agree on minimum Marketing Expenditures and minimum sales volumes for (i) the First Business and Marketing Plans within the period specified in  Section 7.2.3(a); or (ii) the minimum  Marketing Expenditures and  minimum sales volumes for the sixth to tenth Budget Years by December 31, 2009.

15. CONSEQUENCES OF TERMINATION

15.1 If Licensor so requests in writing within thirty (30) days of the termination of this License Agreement, Licensee will promptly sell and deliver to Licensor (or its designee), and Licensor will purchase (or cause to be purchased by its designee) from Licensee the inventory of Products (or other products purchased by Licensee) which is still in  Licensee’s possession on the date of such request and which Licensee has not yet sold or committed to a third party on the date of such request.

15.1.1 In the case of yeast or any product (other than the Product) supplied free of charge by Licensor to Licensee hereunder is still in Licensee’s possession on the date of termination of this License Agreement, Licensee shall promptly destroy such yeast/other product, unless otherwise requested by Licensor.

15.2 The purchase price for such products subject to Section 15.1 shall be the cost to Licensee of purchasing such products from Licensor, paid or incurred by Licensee thereon. Licensor will only purchase such products that are of marketable or usable quality, excluding out-of-date products. If Licensor elects not to purchase any Licensee inventory of Products, Licensee shall retain the non-exclusive right to sell Products produced or imported, as the case may be, prior to the termination of this License Agreement in the Territory for a period of sixty (60) days following the date of termination of the License Agreement. In lieu of payment or refund as hereinabove required, Licensor may, at its election, credit the amount thereof to Licensee’s account to the extent of any sums then owed to Licensor by Licensee.

15.3 Upon termination of this License Agreement, all orders placed but for which delivery has not been made shall be deemed cancelled.

15.4 In addition to any other rights that a Party may have under this License Agreement, in the event that a representation made by a Party is incorrect in any material respect, or a Party fails to perform any material obligation or undertaking required by this License Agreement or is  responsible for the event entitling the other Party to terminate this License Agreement, except if such failure is caused solely by a Force Majeure event as set forth in Section 16 and subject to the provisions of Section 14.2, the other Party shall be entitled to damages and whatever other remedies are available under applicable law or equity.

15.5 If Licensor terminates this License Agreement pursuant to Section 14, it may immediately terminate Licensee’s right to produce Licensed Products by giving notice to such effect to Licensee. Promptly after such termination, Licensee shall destroy the culture yeast purchased from  Licensor hereunder, and not use or make any reference to the Marks or variations thereon or marks confusingly similar thereto or any Intellectual Property, nor use any  label, package, promotional item, or product ornamentation with respect to the sale of any product of any kind whatsoever that is confusingly similar to those used in connection with the Products, except as otherwise provided in Section 15.2. Upon termination of this License Agreement, (i) all rights granted to Licensee to use the Marks or variations thereon and other related Intellectual Property shall terminate immediately (except such rights to exhaust existing inventory during a 60-day period as set forth in Section 15.2) and Licensee agrees that it shall make no further use of the Marks or variations thereon or any other confusingly similar Marks and said Intellectual Property (except to exhaust existing inventory during a 60-day period as set forth in Section 15.2); (ii) Licensee shall return to Licensor, at Licensor’s cost and expense, Licensor Recipes, as well as all unused labeling, packaging, product ornamentation, advertising, promotional items and the like bearing any of the Marks or variations thereon and Intellectual Property; and (iii) Licensee shall take action reasonably requested by Licensor, at Licensor’s cost and expense, to confirm that all rights to use the Marks and Intellectual Property have reverted to Licensor, including, where appropriate, the execution of such assignments and confirmatory documents as may be reasonably requested by Licensor. Each Party shall also return to the other Party all Confidential Information as required hereunder, and not thereafter use any Confidential Information of the other Party. Licensor shall be entitled to take all steps necessary for the removal of the name of Licensee as an authorized user of the Marks from all governmental registries, if applicable, without opposition or hindrance from Licensee, and Licensee shall cooperate by signing all documentation reasonably required by Licensor to effect this result.

15.6 Upon termination of this License Agreement in accordance with its terns, the rights and obligations of the Parties to each other hereunder shall terminate; provided that:

(a) Licensee’s right as set forth in Section 15.2 to distribute in the Territory in the Products produced or sold prior to termination shall survive termination of this License Agreement;

(b) any and all rights that a Party may have had against the other Party on or prior to such termination (including in respect of breaches of representations or covenants herein on or prior to the termination of this License Agreement) shall survive termination of this License Agreement; and

(c) the obligations of the Parties under Sections 10, 11, 15.5 and 17 shall survive termination of this  License Agreement.

16. FORCE MAJEURE.

16.1 The failure of a Party to perform any of its obligations under this License Agreement, or to meet delivery dates, if caused by Force Majeure, shall not subject that Party to any liability to the other.

16.2 For the purpose of this License Agreement “Force Majeure” shall include, without limiting the generality of the foregoing, the following events deemed to be beyond the reasonable control of the Party and not resulting from an inappropriate behavior or action from that Party:

(a) strikes, lockouts or other industrial disturbances;

(b) civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics;

(c) legislation, regulations, policy, rulings, decisions or any other activities of federal, provincial or municipal governments or any agencies thereof materially affecting the ability of a Party to effectively carry out its obligations under this License Agreement

16.3 In such event, the Party affected by Force Majeure shall use its reasonable best efforts to minimize the effects of such event and to overcome such event as soon as practicable. However, nothing herein is intended to relieve Licensee of any royalty obligation.

17. INDEMNIFICATION.

17.1 Each Party shall indemnify the other Party and its employees, officers, directors, agents and Affiliates (“Other Indemnified Persons”) from, and shall hold the other Party and the Other Indemnified Persons harmless against all loss, cost, liability, damage or expense (each, a “Loss”) which may be imposed upon or reasonably incurred by such other Party or Other Indemnified Person, including reasonable attorney’s fees and disbursements and reasonable settlement payments, in connection with any claim, action or other proceeding or threat thereof (including fines and other governmentally imposed charges), made or instituted in which the other Party or any Other Indemnified Person may be involved by reason of.

(a) in the case of Licensor:

(i) any Loss, including without limitation Loss arising from a product liability claim arising out of Licensor’s or its respective Affiliates’ negligence in relation to Products; or

(ii) any tortious act on the part of Licensor or its respective Affiliates.

(b) in the case of Licensee:

(i) any Loss, including without limitation Loss arising from a product liability claim arising out of Licensee’s or its respective Affiliates’ negligence in relation to Products; or

(ii) any tortious act on the part of Licensee’s or its respective Affiliates.

18. GENERAL PROVISIONS

18.1 Licensee shall maintain records of all papers, correspondence, proof of payment, ledgers, books, accounts and other information relating to its services or performance hereunder. Licensor or its designee may inspect, examine and review such records (and make copies thereof) at any time upon at least five days’ notice during normal business hours during this License Agreement and for two (2) years thereafter.

18.2 This License Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, representations, warranties, statements, promises and understandings, whether oral or written, relating to such subject matter.

18.3 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by fax or sent by overnight courier service and shall be deemed given when so delivered by hand or fax, or one day after being sent if sent by overnight courier service, addressed to a Party at the address set forth below or such other address as may hereafter be designated in  writing by such Party to the other Party:

(i) if to AmBev:

Chief Marketing Officer
General Counsel
Rua Renato Paes de Barros, 1017, 4’ andar
04530.001 - São  Paulo - SP
Brazil
Fax: (55-11) 2122-1529

(ii) if to InBev :

Chief Commercial Officer
Chief Legal Officer
Brouwerijplein, 1
3000 Leuven
Belgium
Fax: (32-16) 506697
        (32-16) 506942

18.4 In the event that any provision of this License Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this License Agreement. If a provision hereof is held to be invalid or unenforceable, the Parties shall negotiate in good faith to replace the invalid or unenforceable provision to the greatest extent possible with another valid provision that will achieve the economic effect intended by this License Agreement.

18.5 This License Agreement shall be binding upon and benefit the Parties and their respective legal representatives and permitted successors and assigns.

18.6 This License Agreement may not be amended, altered or modified except by written instrument, signed by all Parties.

18.7 The fact that a Party should at a given time fail to demand performance of any one of the provisions in this License Agreement shall not affect such Party’s right to demand full performance of the License Agreement, nor shall it constitute agreement to amendment of any section. Likewise, any delay in exercising rights or privileges by a Party shall not constitute acceptance of or agreement with an amendment to any section.

18.8 Neither Party may assign, transfer, sub-license, sub-contract or otherwise dispose whether by merger, operation of law or otherwise, this License Agreement, in whole or in part, without the prior consent of the other Party. Notwithstanding the foregoing, either Party may assign this License Agreement to an Affiliate; provided, however, that no assignment to an Affiliate shall limit or affect the assigning Party’s obligations hereunder. Any purported assignment contrary to the terms hereof shall be null and void and of no force or effect.

18.9 No consent or waiver, express or implied, by a Party, of any breach or default by any other Party in the performance by such other Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Party of the same or any other obligations of such other Party hereunder or thereunder. Failure on the part of a Party to complain of any act or failure to act of the other Party or to declare the other Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder. The giving of consent by a Party in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance.

18.10 Each Party shall ensure that it, and its Affiliates, directors, officers, employees, external advisors and agents observe and perform all of such Party’s covenants, representations, warranties and undertakings set forth in this License Agreement and each Party shall, at its sole expense, take all reasonable measures (including but not limited to court proceedings) to restrain its Affiliates, directors, officers, employees, external advisors or agents from breaching such covenants, representations, warranties or undertakings, including, but not limited to, any prohibited or unauthorized disclosure or use of Confidential Information.

18.11 From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause its Affiliates to execute and deliver, all such documents and instruments and shall take, or cause its Affiliates to take, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this License Agreement, including, in the case of Licensor, causing its Affiliates who are owners of the Marks licensed to Licensee to execute and deliver to Licensee such agreements and other instruments as Licensee or its counsel may reasonably request as necessary or desirable to confirm the grant of the license for such Marks.

19. GOVERNING LAW.

This Agreement shall be governed and construed in accordance with the internal laws of the State of New York.

20.  ARBITRATION

20.1 All disputes, claims or controversies arising out of or in connection with this Agreement, which is not settled within sixty (60) days after the written notice given by either Party to the other, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the Rules of Arbitration of the International Chamber of Commerce. The arbitrators nominated by the Parties shall agree on the third arbitrator within thirty (30) days. The proceedings shall be held in the English language. The arbitration shall take place in New York, New York.

20.2 The award made by the arbitrators shall be final and binding upon the Parties and may be enforced in any court of competent jurisdiction. The allocation of costs shall follow the award and shall include all reasonable expenses, including without limitation, attorney’s fees.

21. APPROVAL AND REGISTRATION BY COMPETENT AUTHORITIES

21.1 Should any law or regulation relevant to this License Agreement require this License Agreement to be registered, Licensee agrees and undertakes to register this License Agreement with the relevant governmental authorities, in accordance with the relevant laws and regulations of the Territory, immediately after the execution of this License Agreement.

21.2 Should any law or regulation relevant to this License Agreement require this License Agreement to be notified to or to obtain the approval, authorization or other exemption from the competent antitrust authorities of the Territory or any other authority supervising such cases (the “Authorities”), Licensee shall procure, immediately after the execution of this License Agreement, that this License Agreement be notified to the Authorities with a view towards obtaining such approval or exemption. The Parties shall closely co-operate in preparing such notification, the wording of which shall be accepted in writing by the Parties before being submitted to the Authorities for obtaining the necessary permissions and exemptions. Until such approval or exemption is obtained, the failure of either Party to perform any of its obligations hereunder shall not constitute a breach hereof to the extent performance thereof would violate applicable antitrust laws.

21.3 If the Authorities make their permission or exemption conditional upon certain measures being taken, the Parties will discuss in good faith about how to implement said measures or such other measures satisfactory to the Authorities as well as the consequences thereof for the License Agreement and arrangements among the Parties. If within the time set by the Authorities the negotiations among the Parties do not result in an agreement satisfactory to both Parties, this License Agreement may be terminated by either Party upon one-month’s written notice.

22. COUNTERPARTS.

This License Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party. An executed counterpart of this License Agreement delivered by fax or other means of electronic communication shall be deemed to be an original and shall be as effective for all purposes as delivery of a manually executed counterpart.

[The remainder of this page is intentionally left blank; signature page to follow]

[SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, the Patties have executed this License Agreement as of the day and year first set forth above.

Companhia De Bebidas das Américas - Ambev
by	/s/ Luiz Fernando Ziegler de Saint Edmond
Name: Luiz Fernando Ziegler de Saint Edmond
Title: Director General

by	/s/ Joào Mauricio Giffoni de Castro Neves
Name: Joào Mauricio Giffoni de Castro Neves
Title: Director Financeiro de Relacóes com Investidores

InBev S.A.
by	/s/ Jo van Biesbroeck
Name: Jo van Biesbroeck
Title: Chief Strategy & Business Development Officer

by	/s/ Brent Willis
Name: Brent Willis
Title: Chief Commercial Officer

[SIGNATURE PAGE TO LICENSE AGREEMENT]

IN WITNESS WHEREOF, the Patties have executed this License Agreement as of the day and year first set forth above.

Companhia De Bebidas das Américas - Ambev
by
Name:
Title:

by
Name:
Title:

InBev S.A.
by
Name:
Title:

by
Name:
Title:

ANNEXES
A-I. AMBEV MARKS
A-2. INBEV MARKS
B-1. AMBEV FIRST BUSINESS AND MARKETING PLAN
B-2. INBEV FIRST BUSINESS AND MARKETING PLAN
C. PRINCIPLES ON TRANSFER PRICING

ANNEX A-I
AMBEV MARKS

BRAHMA

[The remainder of this page is intentionally left blank.]

ANNEX A-2
INBEV MARKS
STELLA ARTOIS
BECK’S

[The remainder of this page is intentionally left blank.]

ANNEX B-1

AMBEV FIRST BUSINESS AND MARKETING PLAN

[To be added within ninety (90) days after the date of this License Agreement.]

ANNEX B-2

INBEV FIRST BUSINESS AND MARKETING PLAN

[To be added within ninety (90) days after the date of this License Agreement.]

ANNEX C

PRINCIPLES ON TRANSFER PRICING

Transfer pricing principles and methodology

1. Transfer prices will be expressed in amount by hectolitre.

2. The currency of the invoice will be USD for products shipped to USA, CAD for Canada, £ for the UK and EURO to other countries.

3. The calculation of each item in the Transfer Price formula (item 6) done during the Y+ 1 budget process must be based on Y budget figures corrected for all variances expected to be valid for the  Y+ l budget. For new articles created in Y+1, the calculation for each item will have to be based on Y+ l budget data.

4. Transfer prices will be calculated once a year based on budget volumes and fixed pursuant to the average selling exchange rate between the Real and the applicable currency as per item 2 for the month of March 2005, in respect to the year ended December 31, 2005, and for the month of November for each subsequent calendar year; provided that in the event annual cumulative budgeted volumes diverge more than 20% from the corresponding annual real shipped volumes, new transfer prices will be calculated and applied to reflect the actual volumes; and provided  further that new transfer prices will be calculated and applied in the event of a 10% devaluation or appreciation between the Real, on the one hand, and the CAD, USD, £ or EURO, on the other.

5. All transfer prices will be calculated FOB.

6. The transfer price calculation is the sum of 6 elements:

TP = VIC + VPLC + FILC + DEP + T + CC

6.1 Variable Industrial Cost (VIC).
VIC includes all variable industrial costs, including, without limitation:
-  raw material
-  purchase & transport of beer in tank
-  packaging materials
-  direct wages and salaries
-  direct energy & fluids
-  auxiliary materials
-  outsourcing booked as VIC
-  license fees to third parties

6.2 Variable Primary Logistic Costs (VPLC)
VPLC includes all primary logistic costs:
-  variable primary warehousing costs (VWC)
-  variable primary transport cost (VTC)

6.3 Fixed Industrial and Logistics Costs (FILC)
FILC is composed of Fixed Industrial Cost (FIC) and Fixed Logistic costs (FLC), as follows:

FIC includes all fixed industrial costs properly allocated, including, without limitation:

-	management site: full cost of site director & secretary, site-controller, indirect worker attached to the department of security, consultancy fees, ...
-	production (manufacturing and filling): full cost of indirect workers, rental fees and operational leasing of machinery, consultancy fees, ...
-	factory laboratory: full costs of indirect workers, consultancy fees,...
-	maintenance: full cost of indirect workers, consumption of spare parts, external maintenance fees
-	full cost of indirect workers attached to the purchasing & planning department within the site
-	indirect energy & fluids (including wastewater station)
-	technical assistance fees
-	site related taxes and insurance

FLC includes all fixed logistic costs properly allocated, mainly for example:
-	fixed primary warehousing costs
-	fixed primary transport costs (including customer services and (international) shipping department)

6.4 Depreciation (DEP):

DEP is based on the local statutory accounts and includes all depreciation cost/expenses properly allocated, including, without limitation:
-	industrial buildings
-	brewery and conditioning equipment
-	returnable packaging (kegs, bottles, crates, pallet)
-	warehouses forklifts
-	trucks (in case of transport between primary warehouses within the producing country)

6.5 Tax (T)

In the event transfer pricing rules in the exporter’s country require the exporter to pay taxes by reference to a price higher than the actual price of the exported products, the corresponding additional tax costs (T) will be included in the transfer price established pursuant to this Annex C.

Alternatively, Parties may agree to increase the transfer price to the minimum price required by local tax authorities, provided, however, that the difference between the transfer price as calculated prior to such increase and the minimum price required by local tax authorities shall be used for the purposes of the calculation of royalty payments under Section 13.

6.6 Cost of Capital (CC)

CC should be equal to the capital employed, as depreciated, multiplied by the appropriate cost of capital rate.

The capital employed includes:
-	Property, plant and equipment exclusively dedicated to the- products
-	The properly allocated portion of property, plant and equipment shared by the products

The allocation of such CC will be made on a straight line basis over time, provided, however, that its net present value, as deferred in the above manner, equals the net present value of the CC if such CC were to be computed in line with the depreciation rate of the above items.

     InBev nv/sa
     Brouwerijplein 1
     3000 Leuven
     Belgium

     Tel   +32 16 27 61 11
     Fax  +32 16 50 61 11
     www.inbev.com
March 21, 2005

Dear Sirs,

Reference is made to the License Agreement (the “License Agreement”) entered into on the date hereof between ourselves and Companhia de Bebidas das Américas - AmBev. Terms used but not defined herein shall have the same meanings as set forth in the License Agreement.

This is to confirm that InBev shall indemnify AmBev and its employees, officers, directors, agents and Affiliates (jointly, the “AmBev Indemnified Persons”) from, and shall hold AmBev and the AmBev Indemnified Persons harmless against, an amount equal to 50% (fifty percent), of all Losses which may be imposed upon or incurred by AmBev or the AmBev Indemnified Persons, including reasonable attorney’s fees and disbursements and settlement payments, in connection with any claim, action, dispute or other proceeding or threat thereof (including fines and other governmentally-imposed charges), made or instituted by Carlsberg Breweries A/S or any Affiliate thereof in connection with a Cooperation Agreement and a License Agreement, both dated as of December 8, 1996, entered into between, inter alia, Cervej arias Reunidas Skol Caracu S.A. and Carlsberg A/S.

The Parties agree that, notwithstanding the provisions of Section 2.2 of the License Agreement, the exclusive right granted by InBev to AmBev pursuant to Section 2.1 of the License Agreement shall come into force and effect immediately upon the date a settlement is reached with Carlsberg A/S and/or its Affiliates in connection with the Cooperation Agreement and the License Agreement referred to in the preceding paragraph.

Sections 18, 19, 20 and 22 of the License Agreement are incorporated by reference herein.

Truly yours,

InBev S.A.

/s/ Jo Van Biesbroeck	/s/ Brent Willis
Name: Joe Van Biesbroeck	Name: Brent Willis
Title: Chief Strategy & Business	Title: Chief Commercial Officer
Development Officer

[SIGNATURE PAGE TO LETTER SENT BY INBEV S.A. TO COMPANHIA DE
BEBIDAS DAS AMÉRICAS - AMBEV ON MARCH 21, 2005]

Agreed and accepted:
Companhia de Bebidas das Americas - AmBev

/s/ Luiz Fernando Ziegler de Saint Edmond
Name:  Luiz Fernando Ziegler de Saint Edmond
Title:  Director General

/s/ Joao Mauricio Giffoni de Castro Neves
Name:  Joao Mauricio Giffoni de Castro Neves
Title:  Director Financeiro e de Relacôes com Investidores